                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No.     3      )*


                       ERP Operating Limited Partnership
--------------------------------------------------------------------------------
                               (Name of Issuer)

                          Operating Partnership Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      N/A
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled our for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    N/A                      13G                     Page  2   of    26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              FU Associates
              36-3928382
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER
  NUMBER OF SHARES
                                      135,385
BENEFICIALLY OWNED BY
                            ----------------------------------------------------
EACH REPORTING PERSON        7      SOLE DISPOSITIVE POWER

        WITH
                            ----------------------------------------------------

                            8      SHARED DISPOSITIVE POWER

                                      135,385
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              135,385

--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              .14%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                           13G                 Page  3   of   26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           B/S Investments
           36-6526147
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a)  X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                            ---------------------------------------------------
  NUMBER OF SHARES          6      SHARED VOTING POWER

BENEFICIALLY OWNED BY                   669
                            ---------------------------------------------------
EACH REPORTING PERSON       7      SOLE DISPOSITIVE POWER

        WITH
                            ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        669
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          669
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          .00%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                     13G                       Page  4   of   26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           Samstock, LLC
           36-4156890
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a)  X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
  NUMBER OF SHARES          6      SHARED VOTING POWER

BENEFICIALLY OWNED BY                   643,845
                            ----------------------------------------------------
EACH REPORTING PERSON       7      SOLE DISPOSITIVE POWER

        WITH
                            ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        643,845
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           643,845
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .65%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                             13G               Page  5   of   26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           Samstock/SZRT,LLC
           ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a)  X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
  NUMBER OF SHARES          6      SHARED VOTING POWER

BENEFICIALLY OWNED BY                   200,337
                            ----------------------------------------------------
EACH REPORTING PERSON       7      SOLE DISPOSITIVE POWER

        WITH
                            ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        200,337
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           200,337
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .20%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                           13G                 Page  6   of   26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           Samstock/ZGPI, LLC
           36-3716786
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
  NUMBER OF SHARES          6      SHARED VOTING POWER

BENEFICIALLY OWNED BY                   111,170
                            ----------------------------------------------------
EACH REPORTING PERSON       7      SOLE DISPOSITIVE POWER

        WITH
                            ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        111,170
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           111,170
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .11%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                             13G               Page  7   of   26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           Samstock/ZFT, LLC
           36-3022976
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER
  NUMBER OF SHARES
                                        302,317
BENEFICIALLY OWNED BY       ----------------------------------------------------
                            7      SOLE DISPOSITIVE POWER
EACH REPORTING PERSON

        WITH                ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        302,317
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           302,317
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .31%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                      13G                      Page  8   of   26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           EGI Holdings, Inc.
           36-4175553
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                            ----------------------------------------------------
                            6      SHARED VOTING POWER
  NUMBER OF SHARES
                                        537,257
BENEFICIALLY OWNED BY       ----------------------------------------------------
                            7      SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        537,257
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           537,257
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .54%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                     13G                       Page  9   of   26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           EGIL Investments, Inc.
           36-4175555
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER
  NUMBER OF SHARES
                                        537,256
BENEFICIALLY OWNED BY
                            ----------------------------------------------------
EACH REPORTING PERSON       7      SOLE DISPOSITIVE POWER

        WITH
                            ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        537,256
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           537,256
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .54%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                     13G                      Page  10   of   26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           Anda Partnership
           88-0132846
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Nevada
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER
  NUMBER OF SHARES
                                        307,708
BENEFICIALLY OWNED BY
                            ----------------------------------------------------
EACH REPORTING PERSON       7      SOLE DISPOSITIVE POWER

        WITH
                            ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        307,708
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           307,708
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          .31%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                      13G                     Page  11   of   26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           LFT Partnership
           36-6527526
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER
  NUMBER OF SHARES
                                        579,254
BENEFICIALLY OWNED BY       ----------------------------------------------------
                            7      SOLE DISPOSITIVE POWER
EACH REPORTING PERSON

        WITH                ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        579,254
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           579,254
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .59%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                      13G                     Page  12   of   26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           Robert H. and Ann Lurie Trust
           36-6944487
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER
  NUMBER OF SHARES
                                        49,386
BENEFICIALLY OWNED BY       ----------------------------------------------------
                            7      SOLE DISPOSITIVE POWER
EACH REPORTING PERSON

        WITH                ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        49,386
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,386
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .05%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              OO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                     13G                       Page  13   of  26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           First Capital Financial Corp.
           59-1604552
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER
  NUMBER OF SHARES
                                        31,476
BENEFICIALLY OWNED BY       ----------------------------------------------------
                            7      SOLE DISPOSITIVE POWER
EACH REPORTING PERSON

        WITH                ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        31,476
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           31,476
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .03%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                      13G                      Page  14  of  26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           Samuel Zell
           ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER
  NUMBER OF SHARES
                                        1,122,213
BENEFICIALLY OWNED BY       ----------------------------------------------------
                            7      SOLE DISPOSITIVE POWER
EACH REPORTING PERSON

        WITH                ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        1,122,213
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,122,213
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.1%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                      13G                     Page  15   of  26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           Ann Lurie
           ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER
  NUMBER OF SHARES
                                        2,178,391
BENEFICIALLY OWNED BY       ----------------------------------------------------
                            7      SOLE DISPOSITIVE POWER
EACH REPORTING PERSON

        WITH                ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        2,178,391
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             2,178,391
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.2%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                     13G                       Page  16   of  26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           Sheli Z. Rosenberg
           ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                            1,528
                            ----------------------------------------------------
  NUMBER OF SHARES          6      SHARED VOTING POWER

BENEFICIALLY OWNED BY                   2,156,729
                            ----------------------------------------------------
EACH REPORTING PERSON       7      SOLE DISPOSITIVE POWER

        WITH                                1,528
                            ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        2,156,729
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,158,257
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.2%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                     13G                       Page  17   of  26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           Arthur A. Greenberg
           ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                            1,597
                            ----------------------------------------------------
                            6      SHARED VOTING POWER
  NUMBER OF SHARES
                                        1,854,412
BENEFICIALLY OWNED BY       ----------------------------------------------------
                            7      SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
                                            1,597
        WITH                ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        1,854,412
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,856,009
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.9%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    N/A                      13G                      Page  18   of  26

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

           Mark Slezak
           ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a) X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                                0
                            ----------------------------------------------------
                            6      SHARED VOTING POWER
  NUMBER OF SHARES
                                        1,599,137
BENEFICIALLY OWNED BY       ----------------------------------------------------
                            7      SOLE DISPOSITIVE POWER
EACH REPORTING PERSON
                                                0
        WITH                ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                        1,599,137
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,599,137
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           /   /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.6%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                       ERP OPERATING LIMITED PARTNERSHIP
                          OPERATING PARTNERSHIP UNITS
                                NO CUSIP NUMBER


ITEM 1(a).                NAME OF ISSUER

                          The Issuer is ERP Operating Limited partnership, an Illinois limited partnership (the "Operating Partnership").


ITEM 1(b).                ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                          The Issuer's principal executive office is: Two North Riverside Plaza, Chicago, Illinois 60606

ITEM 2(a).                NAME OF PERSON FILING

                          The following entities or persons are filing this
                          Schedule 13G:

                          FU Associates B/S
                          Investments Samstock, L.L.C.
                          Samstock/SZRT, L.L.C.
                          Samstock/ZGPI, L.L.C.
                          Samstock/ZFT, L.L.C.
                          EGI Holdings, Inc.
                          EGIL Investments, Inc.
                          Anda Partnership
                          LFT Partnership
                          Robert H. and Ann Lurie Trust
                          First Capital Financial Corporation
                          Samuel Zell
                          Ann Lurie
                          Sheli Z. Rosenberg
                          Arthur A. Greenberg
                          Mark Slezak

               The above entities and persons are each a "Reporting Person" and collectively are the "Reporting Persons."

ITEM 2(b).                ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                          RESIDENCE

                          The address for each Reporting Person is: Two North Riverside Plaza, Chicago, Illinois 60606

ITEM 2(c).                CITIZENSHIP

                          The Reporting Persons' state of organization or citizenship is as follows:

                          FU Associates                             Illinois
                          B/S Investments                           Illinois
                          Samstock, L.L.C.                          Delaware
                          Samstock/SZRT, L.L.C.                     Delaware
                          Samstock/ZGPI, L.L.C.                     Delaware
                          Samstock/ZFT, L.L.C.                      Delaware
                          EGI Holdings, Inc.                        Illinois
                          EGIL Investments, Inc.                    Illinois
                          Anda Partnership                          Nevada
                          LFT Partnership                           Illinois
                          Robert H. and Ann Lurie Trust             Illinois
                          First Capital Financial Corporation       Florida
                          Samuel Zell                               U.S.A.
                          Ann Lurie                                 U.S.A.
                          Sheli Z. Rosenberg                        U.S.A.
                          Arthur A. Greenberg                       U.S.A.
                          Mark Slezak                               U.S.A.


ITEM 2(d).                TITLE OF CLASS OF SECURITIES

                          Securities reported herein are Operating Partnership Units ("OP Units").

ITEM 2(e).                CUSIP NUMBER

                          Not applicable.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A

                          Not applicable.

ITEM 4.                   OWNERSHIP

                          The Issuer is ERP Operating Limited Partnership, an Illinois limited partnership (the "Operating Partnership"). Each of the Reporting Persons, except Samuel Zell, Ann Lurie and Mark Slezak is a limited partner of the Operating Partnership.

                          Collectively the Reporting Persons own 3,439,185 OP Units or 3.5% of the outstanding OP Units. Sheli Z. Rosenberg has the sole power to vote or to direct the vote of and the sole power to dispose or to direct the disposition of 1,528 OP Units. Arthur A. Greenberg has the sole power to vote or to direct the vote of and the sole power to dispose or to direct the disposition of 1,597 OP Units. Messrs. Zell, Greenberg and Slezak and Mses. Lurie and Rosenberg share the power to vote or to direct the vote of and share the power to dispose or to direct the disposition of the OP Units with each of the Reporting Persons as shown in the following table:


                                          SHARE POWER WITH SUCH REPORTING PERSON
                                   Total
                                Beneficially
                                   Owned                                      Sheli Z.         Arthur A.
    Reporting Person ("RP")     by such RP    Samuel Zell      Ann Lurie      Rosenberg         Greenberg       Mark Slezak
    -----------------------     ----------    -----------      ---------      ---------         ---------       -----------
 FU Associates                   135,385        135,385         135,385         135,385           135,385           135,385

 B/S Investments                     669              0             669             669               669               669
 Samstock, LLC                   643,845        643,845               0         643,845           643,845                 0

 Samstock/SZRT, LLC              200,337        200,337               0               0                 0                 0

 Samstock/ZGPI, LLC              111,170        111,170               0               0                 0                 0

 Samstock/ZFT, LLC               302,317              0               0         302,317                 0                 0

 EGI Holdings, Inc.              537,257              0         537,257         537,257           537,257           537,257

 EGIL Investments, Inc.          537,256              0         537,256         537,256           537,256           537,256

 Anda Partnership                307,708              0         307,708               0                 0           307,708

 LFT Partnership                 579,254              0         579,254               0                 0                 0

 Robert H. and Ann Lurie          49,386              0          49,386               0                 0            49,386
 Trust
 First Capital Financial          31,476         31,476          31,476               0                 0            31,476
 Corporation                   ---------      ---------       ---------       ---------         ---------         ---------
     Total - Shared Votes      3,436,060      1,122,213       2,178,391       2,156,729         1,854,412         1,599,137
                               ---------      ---------       ---------       ---------         ---------         ---------

                                          -                               -



                                           Sole Power With Respect to OP Units
 Sheli Z. Rosenberg                 1,528                                         1,528
 Arthur A. Greenberg                1,597                                                           1,597
                                ---------      ---------      ---------       ---------         ---------         ---------
    Total - Shared  & Sole      3,439,185      1,122,213      2,178,391       2,158,257         1,856,009         1,599,137
                                =========      =========      =========       =========         =========         =========
             Votes

 Percent of Class                     3.5%           1.1%           2.2%            2.2%              1.9%              1.6%


ITEM 5.                   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                          X

ITEM 6.                   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                          ANOTHER PERSON

                          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                          Not applicable.

ITEM 8.                   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                          GROUP

                          Not applicable.

ITEM 9.                   NOTICE OF DISSOLUTION OF GROUP

                          Not applicable.

ITEM 10.                  CERTIFICATE

                          Not applicable.

                                   SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 17, 1998


                                FU ASSOCIATES, an Illinois general partnership

                                By:  Equity Financial Investment Company, a
                                     general partner

                                By:  Jo Ann Zell Trust, a general partner

                                By:  /s/  Sheli Z. Rosenberg
                                     ------------------------------------------
                                     Its: Trustee



                                B/S INVESTMENTS, an Illinois general partnership

                                By:  Alphabet Partners, a general partner

                                By:  SZA Trust, a general partner

                                By:  /s/ Arthur A. Greenberg
                                     ------------------------------------------
                                     Its:  Trustee



                                SAMSTOCK, LLC, a Delaware limited liability company

                                By:  /s/ Sheli Z. Rosenberg
                                     ------------------------------------------
                                     Its:  Vice President

                                SAMSTOCK/SZRT, LLC, a Delaware limited
                                liability company


                                By:  /s/  Sheli Z. Rosenberg
                                     ------------------------------------------
                                     Its:  Vice President



                                SAMSTOCK/ZGPI, LLC, a Delaware limited
                                liability company


                                By:  /s/  Sheli Z. Rosenberg
                                     ------------------------------------------
                                     Its:  Vice President



                                SAMSTOCK/ZFT, LLC, a Delaware limited liability company


                                By:  /s/  Sheli Z. Rosenberg
                                     ------------------------------------------
                                     Its: Vice President




                                EGI Holdings, Inc.,an Illinois corporation


                                By:  /s/ Sheli Z. Rosenberg
                                     ------------------------------------------
                                     Its:  Vice President

                                EGIL INVESTMENTS, INC., an Illinois corporation


                                By:  /s/ Mark Slezak
                                     ------------------------------------------
                                     Its:  Vice President



                                ANDA PARTNERSHIP, a Nevada general partnership


                                By:  Ann Only Trust, a general partner

                                By:  /s/  Ann Lurie
                                     ------------------------------------------
                                     Its:  Co-Trustee



                                LFT PARTNERSHIP, an Illinois general
                                partnership


                                By:  Jesse Trust, a general partner

                                By:  /s/  Ann Lurie
                                     ------------------------------------------
                                     Its: Trustee




                                ROBERT H. AND ANN LURIE TRUST, an Illinois trust


                                By: /s/  Ann Lurie
                                    -------------------------------------------
                                    Its:  Co-Trustee

                                FIRST CAPITAL FINANCIAL CORP., a Florida corporation

                                By: /s/  Donald J. Liebentritt
                                    -------------------------------------------
                                    Its:  Vice President



                                /s/ Samuel Zell
                                -----------------------------------------------
                                Samuel Zell



                                /s/  Ann Lurie
                                -----------------------------------------------
                                Ann Lurie



                                /s/  Sheli Z. Rosenberg
                                -----------------------------------------------
                                Sheli Z. Rosenberg



                                /s/  Arthur A. Greenberg
                                -----------------------------------------------
                                Arthur A. Greenberg



                                /s/  Mark Slezak
                                -----------------------------------------------
                                Mark Slezak